Exhibit 5.1

November 18, 2024

Associated Banc-Corp

433 Main Street

Green Bay, Wisconsin 54301

RE:	13,800,000 Shares of Common Stock
Registration Statement on Form S-3
Registration No. 333-280004

Ladies and Gentlemen:

We have acted as counsel to Associated Banc-Corp, a Wisconsin corporation (the “Company”), in connection with the execution and delivery of the Underwriting Agreement dated November 14, 2024 (the “Underwriting Agreement”) by and among the Company, BofA Securities, Inc. and J.P. Morgan Securities LLC (the “Underwriters”), providing for the issuance and sale by the Company of 13,800,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”). The Shares are being offered and sold under a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 6, 2024 (File No. 333-280004) (the “Registration Statement”), including a base prospectus dated June 6, 2024 (the “Base Prospectus”), and a prospectus supplement dated November 14, 2024 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”) filed with the Commission pursuant to Rule 424(b) under the Securities Act.

In such capacity, we have examined: (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the Prospectus; (iv) certain resolutions of the Company’s Board of Directors and the Pricing Committee thereof; (v) the Company’s Amended and Restated Articles of Incorporation, as amended and currently in effect, and Amended and Restated Bylaws, as currently in effect; and (vi) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion. In all such investigations and examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.

Based on the foregoing and subject to the provisions set forth below, we are of the opinion that the Shares have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the United States and the laws of the State of Wisconsin, and we do not express any opinion concerning any other law.

Associated Banc-Corp

November 18, 2024

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Common Stock” in the Prospectus.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.